Exhibit 99.1

SofTech Announces Q2 Fiscal Year 2012 Operating Results

Sequential Revenue Increase of 9% from Q4’11 & Q1’12;

EPS from Continuing Operations More Than Doubles to $.19

LOWELL, Mass. –January 11, 2012 – SofTech, Inc. (OTCQB: SOFT), a proven provider of Product Lifecycle Management (PLM) solutions today announced its second quarter fiscal 2012 operating results. Revenue for the three months ended November 30, 2011 was $1.7 million, down 6% from the same period in the prior fiscal year but an increase of 9% from the two immediately preceding quarters. Net income from continuing operations was $187,000 or $.19 per share for the three months ended November 30, 2011, a substantial increase from the net income from continuing operations of $58,000 or $.09 for the same period in the prior fiscal year.

Revenue for the six months ended November 30, 2011 was $3.3 million as compared to $3.6 million for the same period in the prior fiscal year, a decrease of 9%. Net income from continuing operations for the six months ended November 30, 2011 was $240,000 or $.24 per share as compared to $146,000 or $.24 per share for the same period in the prior fiscal year. The decline in year over year revenue for both the three and six month periods was due almost exclusively to one customer that migrated to a competitor’s solution in February 2011. Despite the 64% increase in net income from continuing operations, the corresponding earnings per share was unchanged as the weighted average shares outstanding for the six month period ended November 30, 2011 increased from 611,000 to 995,000 as a result of the March 2011 recapitalization.

Since the recapitalization transaction was completed on March 11, 2011 and the new management team assumed control, the following significant achievements have been attained:

•

Completed the audits for fiscal 2010 and 2011 as well as all quarterly reviews. Released financial results as each was completed and included in the Company's Registration Statement (No. 333-174818) declared effective by the Securities and Exchange Commission on December 28, 2011;

•

Held our Annual Meeting for fiscal year 2010, obtained approval for 1-for-20 reverse stock split that was subsequently implemented in June 2011;

•

Regained status as a fully reporting public company;

•

Upgraded our listing tier on the OTC Market from OTCPink, a listing for speculative companies, to OTCQB, a listing for companies that are reporting in a timely manner;

•

Grew the revenue sequentially and improved profitability;

•

Reduced our long term debt by more than 17%; and

•

Initiated a business development program to identify potential business partners to leverage our technology, industry knowledge and customer relationships.

“While I am pleased with the progress made to date with the above accomplishments, the sequential revenue growth and improved profitability, I believe there are significant new opportunities for us to grow profitably,” said Joe Mullaney, President and CEO. “We have great technology, a fantastic customer base and a deeply experienced and long tenured employee group that form a rock-solid foundation from which to build shareholder value,” he added.

FINANCIAL STATEMENTS

The Statement of Operations for the three and six month periods ended November 30, 2011 compared to the same periods in the prior fiscal years are presented below. A reconciliation of Net income to EBITDA, a non-GAAP financial measure, is also provided.

Statements of Operations

(in thousands, except % and per share data)

	For the three months
	ended November 30,		Change
	2011	2010	$	%
Product revenue	$333	$342	$(9)	-2.6%
Service revenue	1,372	1,474	(102)	-6.9%
Total revenue	1,705	1,816	(111)	-6.1%

Cost of sales	352	357	(5)	-1.4%
Gross margin	1,353	1,459	(106)	-7.3%
Gross margin %	79.4%	80.3%

R&D	337	410	(73)	-17.8%
SG&A	718	844	(126)	-14.9%

Operating income	298	205	93	45.4%
Interest expense	85	161	(76)	-47.2%
Other (income) expense	26	(14)	40	-285.7%
Income from continuing operations before income taxes	187	58	129	222.4%
Provision for income taxes	-	-	-	-
Income from continuing operations	187	58	129	222.4%

Discontinued operations:
Income from discontinued operations	-	29	(29)	-100.0%
Net income from discontinued operations	-	29	(29)	-100.0%

Net income	$187	$87	$100	114.9%

Weighted average shares outstanding	$995	$611

Basic and diluted net income per share:
From continuing operations	0.19	0.09
From discontinued operations	-	0.05
Basic and diluted net income per share:	$0.19	$0.14

Reconciliation of Net income to EBITDA
	For the three months
	ended November 30,
	2011	2010
Net income	$187	$87
Plus interest expense	85	161
Plus tax expense	-	-
Non-cash expenses	39	9
EBITDA	$311	$257

Statements of Operations

(in thousands, except % and per share data)

	For the six months
	ended November 30,		Change
	2011	2010	$	%
Product revenue	$636	$581	$55	9.5%
Service revenue	2,633	3,003	(370)	-12.3%
Total revenue	3,269	3,584	(315)	-8.8%

Cost of sales	700	710	(10)	-1.4%
Gross margin	2,569	2,874	(305)	-10.6%
Gross margin %	78.6%	80.2%

R&D	720	811	(91)	-11.2%
SG&A	1,427	1,660	(233)	-14.0%

Operating income	422	403	19	4.7%
Interest expense	176	282	(106)	-37.6%
Other (income) expense	6	(25)	31	-124.0%
Income from continuing operations before income taxes	240	146	94	64.4%
Provision for income taxes	-	-	-	-
Income from continuing operations	240	146	94	64.4%

Discontinued operations:
Income from discontinued operations	-	73	(73)	-100.0%
Net income from discontinued operations	-	73	(73)	-100.0%

Net income	$240	$219	$21	9.6%

Weighted average shares outstanding	$995	$611

Basic and diluted net income per share:
From continuing operations	0.24	0.24
From discontinued operations	-	0.12
Basic and diluted net income per share:	$0.24	$0.36

Reconciliation of Net income to EBITDA
	For the six months
	ended November 30,
	2011	2010
Net income	$240	$219
Plus interest expense	176	282
Plus tax expense	-	-
Non-cash expenses	79	18
EBITDA	$495	$519

The Balance Sheets as of November 30, 2011 and our fiscal year end May 31, 2011 are presented below.

Balance Sheets

(in thousands)

	As of
	November 30,	May 31,
	2011	2011
Cash	$432	$1,586
Accounts receivable	874	907
Other current assets	345	521
Total current assets	1,651	3,014

Property and equipment, net	44	58
Goodwill	4,251	4,256
Other non-current assets	403	448
Total assets	$6,349	$7,776

Accounts payable	$271	$239
Accrued expenses	439	838
Deferred maintenance revenue	1,623	2,301
Current portion of long term debt	720	720
Other current liabilities	81	173
Total current liabilities	3,134	4,271

Other non-current liabilities	94	144
Long term debt	1,890	2,250
Total liabilities	5,118	6,665

Stockholders' equity	1,231	1,111
Total liabilities and stockholders' equity	$6,349	$7,776

About SofTech

SofTech, Inc. (OTCQB: SOFT) is a proven provider of product lifecycle management (PLM) solutions, including its ProductCenter® PLM solution and its computer-aided design product CADRA®.

SofTech’s solutions accelerate products and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech software solutions, including General Electric Company, Goodrich, Honeywell, Siemens, Sikorsky Aircraft and the U.S. Army. Headquartered in Lowell, Massachusetts, SofTech (www.softech.com) has locations and distribution partners in North America, Europe, and Asia.

SofTech, CADRA and ProductCenter are registered trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our outlook for fiscal year 2012 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others,  (1) generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives; (2)(ii) maintain good relationships with our lender; (3) comply with the covenant requirements of the loan agreement; (4) successfully introduce and attain market acceptance of any new products and/or enhancements of existing products; (5) attract and retain qualified personnel; (6) prevent obsolescence of our technologies; (7) maintain agreements with our critical software vendors; (8) secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; and (9) secure new business, both from existing and new customers.

These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under “Risk Factors” in the Company’s Form S-1 Registration Statement (No. 333-174818) and the Company’s Quarterly Report on Form 10-Q for the quarter ended November 30 , 2011.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has presented EBITDA, which is defined as Net income plus interest expense, tax expense and non-cash expenses such as depreciation, amortization and stock based compensation expense. The Company believes that the inclusion of EBITDA helps investors to gain a meaningful understanding of the Company’s core operating results and enhance comparing such performance with prior periods, without the distortion of non-operating expenses and non-cash expenditures. Management uses EBITDA, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. EBITDA is also the most important measure of performance in measuring compliance with the Company’s debt facilities. EBITDA is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of EBITDA to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

CONTACT:

Joseph P. Mullaney

President & Chief Executive Officer

SofTech, Inc.

(978) 513-2700

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